Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY APPOINTS SHAWN SMYTH CHIEF EXECUTIVE OFFICER AND GENERAL MANAGER OF RIVER ROCK CASINO

Geyserville, CA. April 19, 2006 – The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that Shawn S. Smyth has been appointed Chief Executive Officer and General Manager.  In this role he will oversee every aspect of the daily operations of the River Rock Casino.

Mr. Smyth has more than 25 years’ experience in the gaming industry, and has been responsible for developing, enhancing and expanding operations at several Native American properties.  Most recently, he was the General Manager of Paradise Casinos in Yuma, Arizona, where he oversaw a Tribal property containing two adjacent casinos.  Prior to that, he was Chief Executive Officer of the Seven Feathers Hotel and Casino Resort in Canyonville, Oregon, where he was responsible for daily operations, strategic planning and master plan development.  His previous experience also includes 15 years as the Chief Executive Officer of Carson Valley Inn Properties in Minden, Nevada.  Throughout his career he acted as a consultant to several gaming operations, helping develop both new and existing properties into major casino and hotel resorts.

“We are very pleased to appoint Shawn to this important position, and think he will play a key role in the continued growth of the River Rock Casino,” said Harvey Hopkins, Chairman of the Tribe of the Dry Creek Rancheria Band of Pomo Indians and Chairman of the Board of the Authority. “His significant operational expertise should serve us well as we look to continue improving the performance of our dynamic gaming facility.  We look forward to his contributions and are delighted to welcome him aboard.”

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized self-governing Indian tribe.  The Tribe has 931 enrolled members and approximately 75-acre reservation in Sonoma County, California.  We own and operate the River Rock Casino, a 68,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco.  River Rock Casino features 35,500 square feet of gaming space containing 1,600 slot and video poker machines, as well as two full-service restaurants.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable.  We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all).  You should read this press release completely and with the understanding that actual future results may be materially different from what we expect.  We will not update these forward-looking statements, even though our situation will change in the future.

Contact:

Don Duffy

Integrated Corporate Relations

203-682-8200